Gerald DuPont Enterprises, Inc.
                           Petroleum Engineer
                             P.O. Box 1590
                       Sugar Land, TX  77487-1590

                  (281) 240-2822  FAX  (281) 242-2822



               CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Gerald W. DuPont Enterprises, Inc. consents to the incorporation by reference of our evaluation of the estimated reserves and future net revenues of certain interests owned by Blue Dolphin Energy Company in the Galveston Block 288 Field, dated December 31, 1997, included in the Annual Report on Form 10-K of Blue Dolphin Energy Company for the year ended December 31, 1997.



/s/ Gerald W. DuPont
Petroleum Engineer

February 18, 1998